EX-Filing Fees

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

BlackRock Private Credit Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Value

	Transaction Value	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$13,997,493.04(1)	0.00014760	$2,066.03(2)
Fees Previously Paid			$2,066.03
Total Transaction Value	$13,997,493.04(1)
Total Fees Due for Filing			$2,066.03
Total Fees Previously Paid			$2,066.03
Total Fee Offsets			--
Net Fee Due			$0.00

(1)	Calculated as the aggregate maximum purchase price based upon the net asset value per share as of March 31, 2024 of $24.98 and the offer to purchase up to 560,348 shares. The fee of $2,066.03 was paid in connection with the filing of the Schedule TO-I by BlackRock Private Credit Fund (File No. 005-94050) on April 30, 2024 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(2)	Calculated at $147.60 per $1,000,000 of the Transaction Value in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024 and previously paid.